Exhibit 10.12

FIRST AMENDMENT TO THE
RAIL LINE EASEMENT AGREEMENT

THIS FIRST AMENDMENT TO THE RAIL LINE EASEMENT AGREEMENT (the “First Amendment”) is made by and among the CITY OF ORLANDO, a municipal corporation created by and existing under the laws of the State of Florida, whose address is P.O. Box 4990, 400 S. Orange Avenue, Orlando, Florida 32802-4990 (the “City”) and THE GREATER ORLANDO AVIATION AUTHORITY, a public and governmental body created as an agency of the City, existing under and by virtue of the laws of the State of Florida, whose mailing address is One Jeff Fuqua Boulevard, Orlando, Florida 32827-4399 (the “Authority”), and ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company authorized to conduct business in Florida, whose mailing address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida, 33134 (“Rail Company”).

WITNESSETH:

WHEREAS, City, Authority and Rail Company entered into that certain Rail Line Basement Agreement (the “Agreement”) with an effective date of January 22, 2014; and

WHEREAS, pursuant to an agreement dated September 27, 1976, as amended, with the City, City Document Number 13260-1, the Authority controls, operates, and maintains an airport in Orange County, State of Florida, known as Orlando International Airport (hereinafter referred to as the “Airport”); and

WHEREAS, the Parties desire to amend the Agreement to extend the Escrow Term and amended other terms to reflect changes to the Rail Project resulting from continued coordination and design efforts.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the parties hereto covenant and agree as follows:

1.        Recitals. The foregoing recitals are true and correct and are hereby incorporated as covenants and agreements and are made a part hereof.

2.        Definitions. Capitalized terms shall have the meaning ascribed to them in the Agreement unless modified herein.

3.        Paragraph 2(hh) and (ii) are hereby amended by deleting them in their entirety and replacing same with the following:

hh.          Rail Line Slope and Drainage Easement means that certain non-exclusive (subject to the Authority’s reserved rights) non-perpetual easement granted by the Authority to the Rail Company over the Rail Line Slope and Drainage Easement Property for the operation and maintenance of same in connection with Rail Company’s rail operations at the Airport, the form of which is attached hereto as Exhibit “6.”

City Council Meeting:	9-29-14
Item: J-4	Documentary: 140929Jo4

ii.           Rail Line Slope and Drainage Easement Property means an area located adjacent to the Rail Line Easement Property outside of the +/- 50 feet corridor that the Rail Company is utilizing to support its Improvements. The Rail Line Slope and Drainage Easement Property begins at the outside of the Rail Line Easement Property and its width is defined by where the slope from the Rail Line Easement Property matches existing grade or the top of bank of any drainage ditch running parallel to the Rail Line Easement Property. This area does not include slivers and property made unusable by the Rail Project. The final Rail Line Slope and Drainage Easement Property location will be established by survey acceptable to the Authority and Rail Company attached to the Rail Line Easement.

4.        Paragraph 5(a) entitled Critical Rail Corridor Improvements of the Agreement is deleted in its entirety and replaced with the following:

5(a)           Critical Rail Corridor Improvements. The Airport has a long range plan for the Rail Corridor, but Rail Company is the first rail service to improve the Rail Corridor for service to the Airport. While the precise alignment of the Rail Corridor or the precise rail line alignment within the Rail Corridor has not been established, preliminary design of the Rail Corridor has been accomplished allowing for clarification of certain aspects of the Rail Corridor. The alignment of the Rail Corridor and Rail Company’s rail line within the Rail Corridor (i.e., the exact location and alignment of the Rail Line Easement Property) and Rail Line Slope and Drainage Easement Property shall be determined during the design and engineering process. The Rail Corridor crosses critical infrastructure at the Airport and the following locations may require special considerations or improvements to allow Rail Company’s rail line and future rail service (i.e. incremental/proportionate costs associated with improvements that allow for future rail use):

i	Exit road and bridge from North Bound Jeff Fuqua Boulevard to Cargo Road including right-of-way purchase from Central Florida Expressway Authority;
ii.	Cargo Road Bridge East Spans;
iii.	Demuck, Fill, Grade the Corridor;
a)	Check Point Charlie to Airside 2 APM Track.
b)	Airside 2 APM Track to midfield cross-taxiway to include “Bird Islands”.
iv.	Checkpoint Charlie Reconfiguration (Priced Separately – Construction at Authority’s option);
v.	Terminal service and Airsides 2 and 4 tug roads;
vi.	Jeff Fuqua Boulevard embankment and bridgespan for South Terminal Roadway System; and
vii.
Embankment up to structure from midfield crosstaxiway towards the Rail Station. [Additional Abutment walls and fill material only]. The Authority shall implement said embankment, but AAF shall have financial responsibility as set forth in that certain Embankment Funding Agreement entered into by the Authority, AAF and joined by the City of even date herewith.

The above infrastructure and any additional improvements reasonably determined to be necessary by the Rail Corridor Study, as defined below, are collectively referred to as the “Critical Rail Corridor Improvements.” The following provisions shall be applicable to the design and construction by Rail Company of the Critical Rail Corridor Improvements.

5.         Paragraphs 5(b)(1) and (ii) under the paragraph entitled Rail Company Infrastructure Improvements of the Agreement is deleted in its entirety and replaced with the following:

(i)          Rail Company, at its sole cost and expense, shall obtain a Rail Corridor engineering study to address the above infrastructure (the “Rail Corridor Study”). The Rail Corridor Study shall be comprised of conceptual design plans, the design criteria package being created for the AAF design build process and a Critical Rail Corridor Improvements and infrastructure Improvements Matrix for the Rail Corridor (the “Matrix”), which together will provide the scope of work to be completed for the entire Rail Corridor including both the infrastructure Improvements, the Critical Rail Corridor Improvements and the incremental/proportionate portion of the Critical Rail Corridor Improvements attributable to future rail use. The Authority shall provide an outline of the Matrix to AAF by September 30, 2014. The Matrix shall be jointly developed by AAF and the Authority to address the scope of work for the incremental/proportionate work for that portion of the design and construction that allows for future rail service or otherwise for the Authority’s benefit and to address other specifics such as maintenance and coordination of construction. A construction cost estimate based on the Critical Rail Corridor Study shall be provided to the Authority that details the costs for the portion of the Critical Rail Corridor Improvements being constructed by Rail Company for the Authority’s benefit to allow future rail use or otherwise for the Authority’s benefit (the “Critical Rail Corridor Construction Costs”). Rail Company shall provide the Rail Corridor Construction Costs and the final Rail Corridor Study on or before December 31, 2014 for the Authority’s review and approval or disapproval in its reasonable discretion. If the Authority has not responded within forty-five (45) days after receipt of the Rail Corridor Study, then the Rail Corridor Study shall be deemed to be approved. If the Authority disapproves the Rail Corridor Study, the parties shall work together in good faith to finalize the scope of the Critical Rail Corridor Improvements and infrastructure Improvements as soon as reasonably practicable. The Authority, at no cost to Rail Company, may elect to engage a rail consultant to provide a peer review of the Rail Corridor Study.

(ii)          Once finalized, Rail Company will proceed with the design, pricing, and construction of the Critical Rail Corridor Improvements and infrastructure Improvements. Rail Company will keep the Authority apprised throughout the process, including without limitation providing plans and specifications for the Critical Rail Corridor Improvements and Rail Company infrastructure Improvements for the Authority’s review. The Authority shall provide any comments to submissions of plans and specifications within thirty (30) days after receipt, failing which the applicable submission shall be deemed to be approved. If the Authority disapproves any such submission, the parties shall work together in good faith to resolve the issues as soon as reasonably practicable.

6.        Paragraph 5(c)(ii) under the paragraph entitled Easements of the Agreement is deleted in its entirety and replaced with the following:

(ii)         Rail Line Easement and Rail Line Slope and Drainage Easement. Subject to the terms of this Rail Line Easement Agreement, and so long as the Temporary Construction Easement has not been terminated for failure to commence or achieve Substantial Completion of the Critical Rail Corridor Improvements or Improvements within the time set forth in the paragraph above, Authority shall grant to Rail Company a Rail Line Easement and Rail Line Slope and Drainage Easement. The Rail Line Easement and Rail Line Slope and Drainage Easement shall be for a term of 99 years commencing on the date the Rail Line Easement is recorded in the Public Records of Orange County, Florida. The Authority shall have the right to terminate the Rail Line Easement and Rail Line Slope and Drainage Easement upon the occurrence of a Termination Event of Default. This Rail Line Easement Agreement, Rail Line Easement and the Rail Line Slope and Drainage Easement shall not be assigned except as provided in this Rail Line and Drainage Easement Agreement. The conveyance of the Rail Line Easement and Rail Line Slope and Drainage Easement are subject to and specifically conditioned upon approval by the FAA upon issuance of a letter and deed of release. As a conveyance exceeding 50 fifty years it will be viewed by the FAA equal to a fee simple conveyance requiring the Authority to obtain Fair Market Value in return for granting the Rail Line Easement and Rail Line Slope and Drainage Easement. Prior to the Effective Date, the Authority has established Fair Market Value for the Rail Line Easement and Rail Line Slope and Drainage Easement through an appraisal of the land and a percentage of prior improvements at TWELVE MILLION NINE HUNDRED NINETY THOUSAND DOLLARS AND NO/l00 ($12,990,000.00). Rail Line Easement FMV shall be adjusted up or down based upon the final square footage of the Rail Line Easement and Rail Line Slope and Drainage Easement without changing the established value per square foot.

7.        Paragraph 5(d)(i) and (ii) under the paragraph entitled Credit to Rail Company Regarding Critical Rail Corridor Construction Costs of the Agreement is deleted in its entirety and replaced with the following:

(i)        To the extent the Rail Line Easement FMV is greater than the Critical Rail Corridor Construction Costs allocated credit to Rail Company by the parties, Rail Company shall pay to the Authority the difference prior to the Authority granting the Rail Line Easement (the “Purchase Price”). To the extent that the Critical Rail Corridor Construction Costs allocated credit is greater than the Rail Line Easement FMV, then the Authority will grant said excess credit to Rail Company against the rental due under the Vehicle Maintenance Facility Ground Lease Agreement, on a monthly basis as such rentals accrue. Under no circumstances will the total credit allocated to Rail Company exceed Two Million Ten Thousand and No/100 Dollars ($2,010,000.00) above the Rail Line Easement FMV (e.g., FMV = $10,000,000.00 then total credit is $10,000,000.00+ $2,010,000.00=$ 12,010,000.00).

(ii)      Not later than 60 days prior to commencement of construction of the Critical Rail Corridor Improvements, Rail Company shall submit to the Authority a proposed budget for the Critical Rail Corridor Construction Costs and that portion of the Critical Rail Corridor Improvements that benefit the Authority. The Authority will review the proposed budget within 60 days for reasonableness and submit any comments to Rail Company. Rail Company shall, within 90 days following Substantial Completion of the Critical Rail Corridor Improvements, provide to the Executive Director a written statement setting forth the actual Critical Rail Corridor Construction Costs, in such detail with respect to the costs of the various elements thereof as the Executive Director may reasonably require, and such statement shall be certified by an officer, a partner or the owner of Rail Company. Rail Company shall make available to the Executive Director, upon the Executive Director’s request, receipted invoices and/or proof of payment for labor and materials covering all Critical Rail Corridor Construction Costs, including architectural, engineering and construction fees including all subcontractors and subconsultants. Rail Company’s Critical Rail Corridor Construction Costs shall not include: (1) interest charges or other finance costs, (2) Rail Company’s own overhead expenses, (3) any portion of the Critical Rail Corridor Construction Costs which is greater than the budget submitted by Rail Company prior to commencement of construction of the Critical Rail Corridor Improvements (subject to the contingencies as part of such budget and subject to Force Majeure Events) or (4) payment for architectural, engineering, professional and consulting services in excess of 15% of the total costs of constructing the Critical Rail Corridor Improvements.

8.        Paragraph 5 (j) entitled Maintenance of the Agreement is deleted in its entirety and replaced with the following:

j.         Maintenance. Rail Company shall perform such activities as are set forth in Rail Company’s maintenance management plan, to be provided to and approved by the Authority during the Escrow Term. Improvements shall be maintained by Rail Company in a manner consistent with FRA regulations applicable to FRA Class 6 and AREMA standards. Rail Company shall also otherwise generally keep and maintain the Property, the portions of the Improvements located on the Property, and any other structure erected on the Property by Rail Company, in good working order and safe condition and repair at Rail Company’s own expense during the Term of this Agreement, and shall keep the Property free and clear of weeds, brush, and debris of any kind, and of overgrowth of grass, so as to prevent the same becoming unsightly, dangerous, inflammable, or objectionable. Ballast shall be maintained so that it remains within the rail bed and shall be kept reasonably clean and free of grass and debris. Maintenance shall be accomplished in a manner so as to cause no unreasonable interference with the use of the Airport property. Portions of the Property are located in high visibility areas and the Authority may wish to retain the maintenance of same. The Matrix, being prepared during the Escrow Term, shall set forth by station numbers which party is responsible for maintenance of each section of the Property. The Authority shall have no duty to inspect or maintain any of the land, Property or Improvements, if any, during the Term of this Agreement; however, the Authority shall have the right, upon no less than two (2) business days’ written notice to Rail Company, at the Authority’s sole expense, to enter the Property for purposes of inspection, including conducting an environmental assessment if the Authority has reason to believe that a legal violation exists on the Property. In case of emergency or other danger as discussed herein, the Authority may enter the Property pursuant to section 5(g)(iv). Such assessment may include but would not be limited to: surveying, sampling of building materials, soil and groundwater, monitoring well installations, soil excavation, groundwater remediation, emergency asbestos abatement, operation and maintenance inspections, and any other action which might be required by applicable law or commercially reasonable industry practice. The Authority’s right of entry shall not obligate inspection of the Property by the Authority, nor shall it relieve Rail Company of its duty to maintain the Property. Any such inspection by the Authority shall not affect Rail Company’s use and operation of the Rail Project in any material respect (with it being understood that it is material for Rail Company to be able to operate, maintain and improve the Rail Project in a safe and continuous manner in order to deliver uninterrupted service to its passengers). If proper maintenance has not been performed by Rail Company and Rail Company does not cure the failure within thirty (30) days of the date of its receipt of notice from the Authority, then the Authority may perform or have others perform such maintenance and charge the reasonable and necessary cost of such maintenance to Rail Company, with it being understood and agreed that the use of the Property for rail purposes (including without limitation train emissions) in accordance with applicable laws shall not require remedial action. Upon notice from the Authority to Rail Company of such charges incurred by the Authority for the performance of maintenance pursuant to this section, such charges shall become due and payable within thirty (30) days.

9.        Paragraph 6(b) under the paragraph entitled Closing Procedures of the Agreement is deleted in its entirety and replaced with the following:

b.       The conditions to be satisfied in order to release the escrow documents are set forth in Exhibit “11” hereto (the “Escrow Conditions”). Closing Agent shall hold all Escrow Documents in escrow from the date hereof until the earlier of the following dates (the “Escrow Term”): (i) the satisfaction or waiver (any such waiver to be in the sole discretion of the waiving party) of the Escrow Conditions or (ii) May 1, 2015, as such date may be amended by the parties in writing (the “Escrow Termination Date”). The Authority’s Executive Director is authorized to extend the Escrow Termination Date for up to ninety (90) days two times subsequent to May 1, 2015.

10.      Except as expressly amended and supplemented in this First Amendment, all other terms of the Agreement shall remain in full force and effect as originally executed.

[SPACE LEFT INTENTIONALLY BLANK]

[SIGNATURES PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have each caused this First Amendment to be executed by its authorized representative on the date so indicated below.

“GOAA”
GREATER ORLANDO AVIATION AUTHORITY
ATTEST:
		By:	/s/ Phillip N. Brown
/s/ Dayci S. Burnette-Snyder			Phillip N. Brown, A.A.E.,
Dayci S. Burnette-Snyder,			Executive Director
Assistant Secretary
Date: 9/25/, 2014

APPROVED AS TO FORM AND LEGALITY this 25th day of September, 2014, for the use and reliance by the GREATER ORLANDO AVIATION AUTHORITY, only.

Marchena and Graham, P.A., Counsel.

		By:	/s/ Marchena and Graham, P.A.
Marchena and Graham, P.A.

TWO WITNESSES:
/s/ Rose N. Rodriguez
Printed Name:	Rose N. Rodriguez

/s/ Veronica Bodden
Printed Name:	Veronica Bodden

STATE OF FLORIDA	)
COUNTY OF ORANGE	)

Before me, the undersigned authority, duly authorized under the laws of State of Florida to take acknowledgments, this day personally appeared Phillip Brown and Dayci S. Burnette- Snyder respectively Executive Director and Deputy Director of the Greater Orlando Aviation Authority, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said Greater Orlando Aviation Authority, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida this 25th day of September, 2014.

/s/ Gina M. Conte
Notary Public
My Commission Expires:

Notary Public State of Florida (407) 398-0153	GINA M. CONTE MY COMMISSION # EE 160283 EXPIRES January 17, 2016 FloridaNotaryService.com

ALL ABOARD FLORIDA – OPERATIONS LLC

ATTEST:	By:	/s/ Mike Reininger
Printed Name:	Printed Name:	Mike Reininger
Title:	Title:	President & CDO

	Date:	September 23, 2014

TWO WITNESSES:

/s/ Maria Bello
Printed Name:	Maria Bello

/s/ Jessica Alvarez
Printed Name:	Jessica Alvarez

STATE OF FLORIDA	)
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this 23rd day of September, 2014, by Mike Reininger, as President  & CDO of  All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification

/s/ Maria Bello
Notary Public
Print name: Maria Bello
My commission expires:

Notary Public State of Florida	MARIA BELLO MY COMMISSION # FF 089583 EXPIRES: February 11, 2018 Bonded Thru Notary Public Underwriters

CITY OF ORLANDO, FLORIDA, a Florida municipal corporation
ATTEST:
By:	/s/ Elizabeth Davidson	By:	/s/ Robert Stuart

Printed Name:	Elizabeth Davidson	Printed Name:	Robert Stuart

Title:	Asst. City Clerk	Title:	Mayor Pro Tem

[Official Seal]		Date:	10/3/14

APPROVED AS TO FORM AND LEGALITY FOR THE USE AND RELIANCE BY THE CITY OF ORLANDO, ONLY, THIS 6 DAY OF OCT, 2014.

		By:	/s/ Roy Payne
		Title:	Chief Asst. City Attorney
		Printed Name:	Roy Payne

TWO WITNESSES:
/s/ Denise Holdridge
Printed Name:	Denise Holdridge

/s/ Paula Jimenez
Printed Name:	Paula Jimenez

STATE OF FLORIDA	)
COUNTY OF ORANGE	)

The foregoing instrument was acknowledged before me this 3rd day of October, 2014, by Robert Stuart, as Mayor Pro Tem CITY OF ORLANDO, FLORIDA, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

/s/ Carolyn A. Skuta
Notary Public
Print name:
My commission expires:

Notary Public State of Florida	CAROLYN A. SKUTA Notary Public - State of Florida My Comm. Expires Apr 4, 2017 Commission # EE 858548 Bonded Through National Notary Assn.